EXHIBIT 10.3
ESCROW RELEASE AGREEMENT

1,068,140 SHARES	JULY 19, 2007
     WHEREAS, Beacon Respiratory Service, Inc., a Delaware corporation (“Beacon”), and Alliance Oxygen & Medical Equipment, Inc. a Florida corporation (“Alliance”), and Timothy Beach and Stuart Christensen, collectively (collectively the “Shareholders”) are parties to an Asset Purchase Agreement dated July 12, 2006 (the “Purchase Agreement”).
     WHEREAS, pursuant to the Escrow Agreement (“Escrow Agreement”) contained in the Purchase Agreement, Kerr, Russell and Weber, PLC, as Escrow Agent (“Escrow Agent”) is holding 2,136,280 shares (“Shares”) of Arcadia Common Stock $0.001 par value (“Common Stock”).
     WHEREAS, Alliance and the Shareholders desire to receive these shares of Common Stock in full satisfaction of the Escrow Agreement according to the terms and conditions contained herein.
     WHEREAS, the closing of the sale of Florida Durable Medical Equipment Division of Arcadia Resources, Inc., a Nevada Corporation (“Arcadia”) to a specific purchaser (“DME Sale”) is a condition to the release of the Shares.
     NOW THEREFORE, Beacon, Arcadia, Alliance and the Shareholders (collectively, the “Parties”) agree as follows:
1. Assignment of Shares.
1.1	Alliance hereby assigns, conveys and transfers to the Shareholders all of its rights, title, benefits, and interests in and to the Shares payable under the Purchase Agreement.

1.2	Beacon hereby gives its express consent to Alliance’s assignment of the Shares to the Shareholders, pursuant to Section 6.15 of the Purchase Agreement.
2. Release of Shares.
2.1	Within five (5) business days of closing of the DME Sale, Arcadia will deliver to each Shareholder 534,070 Shares of Arcadia Common Stock each, for a total of 1,068,140 Shares in the aggregate, from the Shares held in Escrow.

2.2	Arcadia’s obligation to issue the Shares to the Shareholders shall be contingent on the prior receipt by Arcadia of an executed copy of this Agreement, compliance with AMEX listing requirements and the absence of any adverse notification or other action by a self-regulating organization or governmental agency concerning the transaction.

2.3	The Shareholders and Alliance hereby agree that, upon execution of this Agreement by all Parties, and the delivery of the Shares following the closing of the DME Sale as provided herein, that Arcadia and the Escrow Agent shall have no further obligations with respect to the Shares.
2.4	The Shareholders agree to reasonably cooperate and assist Arcadia in closing the DME Sale.

2.5	Upon written notice to the Shareholders that the DME Sale to the specified purchaser has not closed and that the sale transaction is terminated, this Agreement, without further action of the Parties, shall be void, of no further force and effect, and the Shares shall continue to be held in Escrow pursuant to the Escrow Agreement.

2.6	So long as the DME Sale has closed, and the Shares have been released from Escrow, then upon the sale of all of the Shares, the Shareholders shall be entitled to request from Arcadia a payment (“True Up Payment”) if the aggregate gross sales proceeds (“Sales Proceeds”) are less than the aggregate value of such Shares on the date of issuance. The value of Shares on the date of issuance shall be determined based on the 10 day trading average closing trading price of the Common Stock preceding the closing date of the DME Sale. The sale proceeds shall be calculated without any set off or deduction for broker’s commissions or other expenses, costs or taxes incurred by the Shareholders in the sale or ownership of the sales. The amount of the True Up Payment shall be an amount equal to the Issuance Value of the sold Shares less the Sale Proceeds.

If the Shareholders are entitled to a True-Up Payment, as provided herein, Arcadia shall pay the True-Up Payment within 10 days after the delivery of any documentation requested by Arcadia to calculate the amount of the True Up Payment. Any True-Up Payment shall be made either in the form of cash or in the form of additional Common Stock with an aggregate share value (based on the closing price on the last 10 trading days) equal to the amount of the True-Up Payment. The decision whether to pay any required True-Up Payment in the form of cash, Common Stock or a combination thereof, shall be determined by Arcadia in its sole discretion. Upon making the True Up Payment, if applicable, as provided herein, the parties acknowledge and agree that Arcadia and Beacon will have no further obligations of any kind under this Agreement; or with respect to the Shares.

The rights provided to the Shareholders by this Section 2.6 and performance hereunder are subject to all terms and conditions of this Agreement, the execution of such additional documents as may be requested to effectuate the intent of this Agreement and compliance with regulatory requirements, and shall automatically expire and be null and void (a) if all of the Shares are not sold before December 15, 2008, and/or (b) if any True-Up is requested by the Shareholders on or after December 27, 2008.

2.7	The Shareholders acknowledge and agree that they shall not sell (in a public or private sale) transfer, assign or trade more than 10,000 shares each in any one day (“Sale Restriction”). For purposes of this section, a “public sale” means a sale through a Securities Exchange or otherwise in a broker’s transaction as defined in

SEC Rule 144. The Sale Restriction shall be non-cumulative and the Shareholders, for example, are not permitted to sell more than 10,000 Shares each on a given day due to the fact that less than the maximum number of Shares were sold on a prior day. The Shareholders further acknowledge and agree that neither of them shall sell any shares of Arcadia on a “short” basis. Arcadia shall be entitled to request all reasonable information and documentation from the Shareholders to insure compliance with provisions of this Agreement. Any violation of the Sale Restriction by either of the Shareholders shall result in an automatic waiver by both Shareholders of the rights provided in Section 2.6 of this Agreement. The Sale Restriction shall expire and be of no further force or effect on and after December 15, 2008.
3. Representations and Warranties.
3.1	Alliance and the Shareholders represent and warrant to Arcadia and Beacon that they understand that the Shares have been or are being offered by Arcadia in reliance on specific exemptions from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws and that Arcadia is relying on the truth and accuracy of, and Alliance and Shareholders’ compliance with, the representations, covenants, warranties, agreements, acknowledgments and understandings of Alliance and Shareholders set forth herein and in the Purchase Agreement and other documents from the July 12, 2006 transaction, incorporated herein word for word, in order to determine the availability of such exemptions and the eligibility of Shareholders to acquire the Shares.

3.2	Alliance and the Shareholders agree to the imprinting, subject to the terms of this Agreement, of a legend on each certificate evidencing the Shares in substantially the following form:
     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE LAW. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAW OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.
The legend set forth above shall be removed and Arcadia shall issue a certificate without such legend to the holder of the Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, only if (i) such Shares are sold or transferred pursuant to an effective Registration Statement or Rule 144 (assuming the transferor is not an affiliate of Arcadia), or (ii) such

Shares are eligible for sale under Rule 144(k). Any fees associated with the removal of such legend, including Arcadia’s reasonable processing fee and any expenses incurred by the holder of the Shares to acquire an opinion of counsel, shall be borne by such holder.
3.3	Alliance and the Shareholders represent and warrant to Arcadia and Beacon that they are knowledgeable, sophisticated and experienced in making, and are qualified to make decisions with respect to, investments in securities, and that they have requested, received, reviewed and considered all publicly available and such other information they deem relevant in making an informed decision to accept the Shares in satisfaction of the Earnout.

3.4	Alliance and the Shareholders understand that nothing in this Agreement or any other materials presented to them in connection therewith constitutes legal, tax or investment advice. Alliance and the Shareholders have consulted such legal, tax and investment advisors as they, in their sole discretion, have deemed necessary or appropriate in connection with this Agreement.

3.5	Alliance and the Shareholders understand that no federal or state agency has passed on or made any recommendation or endorsement of the Shares or the fairness, merits or suitability of the transaction contemplated by this Agreement.

3.6	Alliance and the Shareholders have evaluated the merits and risks of investment in the Shares, have adequate means of providing for their financial needs and contingencies, are able to bear the substantial financial risk of an investment in the Shares, and are able to afford a complete loss of such investment. Further, the Common Stock is currently listed on the American Stock Exchange, and presently or in the future, there may not be a public market for the Shares.

3.7	Alliance and the Shareholders understand and agree that additional shares of Common Stock may be sold or issued by Arcadia from time to time, which could result in the dilution of the their percentage interest and shareholding position in the Arcadia.

3.8	Alliance and the Shareholders understand that Arcadia may file documents with the U.S. Securities and Exchange Commission, disclosing the transactions contemplated hereby and may make such other filings and notices in the manner and time required by the Commission, including the filing of this Agreement if required, as well as any filings that may be required by state regulators.

3.9	Alliance and the Shareholders agree that if any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Arcadia shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Arcadia of such loss, theft or destruction and customary and reasonable indemnity or other form of security, if required by Arcadia.

4. Miscellaneous.
4.1	The headings of the various paragraphs of this Agreement are for convenience of reference only and shall in no way modify any of the terms or provisions of this Agreement.

4.2	Effective automatically on the closing of the DME Sale without any further action by each Shareholder and Alliance, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, each Shareholder and Alliance, on behalf themselves and their respective successors and assigns and any other person that may claim by, through or under any of them, hereby release and discharge the Beacon, Arcadia and their respective directors, officers, employees and agents, from and against any and all claims, liabilities, obligations, suits, actions, causes of action, losses, damages and accounts of whatsoever type or nature, liquidated or unliquidated, choate or inchoate, known or unknown, whether in tort, contract or statutory, and whether having arisen, accrued or matured heretofore or hereafter, arising from or in connection with any and all transactions or dealings between the Parties whatsoever, including but not limited to any and all claims arising under the Purchase Agreement, the Escrow Agreement or otherwise and any and all claims to the remaining 1,068,140 Shares held in Escrow; provided, however, that any claim for breach of this Agreement and of that certain Note Payment Agreement of even date herewith is not released and discharged.

Effective automatically on the closing of the DME Sale without any further action by any Party to this Agreement, each Party to this Agreement hereby releases and discharges the Escrow Agent from any and claims liabilities, obligations, suits, actions, causes of action, losses, damages and accounts of whatsoever type or nature, liquidated or unliquidated, choate or inchoate, and whether having arisen, accrued or matured heretofore or hereafter, arising from or in connection with the Escrow Agreement to date and with respect to all actions taken in conformity with this Agreement.

4.3	This Agreement and the rights and obligations of the Parties shall be governed by and construed in accordance with the substantive laws of the State of Florida without giving effect to the choice of laws rules thereof.

4.4	This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any and all other prior or contemporaneous agreements or representations, either oral or written, between the Parties with respect to the subject matter hereof. This Agreement, or any facsimile hereof, may be executed by any number of counterparts, each of which shall constitute an original Agreement, and all of which shall constitute one and the same instrument.

4.5	Any and all disputes, controversies or claims arising out of or relating to this Agreement shall be resolved exclusively and conclusively by the binding arbitration provisions of the Purchase Agreement, which provisions are incorporated herein by this reference.

4.6	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burden of proof shall arise favoring or disfavoring any Party by virtue of the authoring of any of the provisions of this Agreement. The word “including” shall mean including without limitation. All words used in this Agreement will be construed to be of such gender or number as the circumstances may require. The Parties agree and acknowledge that the statements contained in the recitals to this Agreement are correct and the recitals are an integral part of this Agreement.

ARCADIA RESOURCES, INC.

		By:	/s/ Chad Hensley

		Its:	V.P. and Corporate Controller

BEACON RESPIRATORY SERVICES, INC.		ALLIANCE OXYGEN & MEDICAL EQUIPMENT, INC.

By:	/s/ Chad Hensley	By:	/s/ Tim Beach

Its:	V.P. and Corporate Controller	Its:	V.P.

/s/ Tim Beach		/s/ Stuart Christensen

Timothy Beach		Stuart Christensen